Exhibit 99.1

1 First Avenue South
P.O. Box 2229
Great Falls MT 59401
For Immediate Release
Gas Natural Inc. Announces Agreement to Sell
$20.0 Million in Senior Secured Notes
MENTOR, OH, November 2, 2010 — Gas Natural Inc. (NYSE Amex: EGAS) (the “Company” or “Gas Natural”), a natural gas utility company serving approximately 62,000 customers in six states, today announced that its Ohio subsidiaries, Northeast Ohio Natural Gas Corp, Orwell Natural Gas Corp and Brainard Gas Corp., have executed a Note Purchase Agreement with Sun Life Assurance Company of Canada for the placement and sale of $17.7 million senior secured guaranteed notes due June 1, 2017. Pricing will occur four days following receipt of regulatory approvals with a spread of 303 basis points to the U.S. Treasury curve for the maturity. The sale is subject to regulatory approvals and is expected to close by late November 2010.
The Company intends to use the net proceeds from the sale to refinance $7.8 million of maturing Ohio utility debt along with the refinancing of its remaining indebtedness under its existing Ohio term loans and credit facilities, for related transaction fees and expenses, and for general corporate purposes. The refinancing will replace existing principal amortizing bank term loans with bullet structures.
Interest on the notes will be compounded semi-annually and payable monthly. The Notes will be guaranteed by Gas Natural Inc. and certain of its other Ohio subsidiaries, as well as its Chairman and CEO, Richard M. Osborne.
In addition, at closing Gas Natural’s subsidiary, Great Plains Natural Gas Company, will issue $2.3 million in a three-year floating rate senior secured guaranteed note also to Sun Life. The interest rate on the floating rate notes will be a 385 basis point spread over LIBOR. Closing for the floating notes will be concurrent with the fixed rate tranche.
The placement agent for the notes was Parkland Financial Advisors.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Gas Natural Inc.
Gas Natural Inc. distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 29 billion cubic feet of natural gas to approximately 62,000 customers through regulated utilities operating in Montana, Wyoming, Ohio, Pennsylvania, Maine and North Carolina. The Company markets approximately 2.4 billion cubic feet of natural gas to commercial and industrial customers in Montana and Wyoming on an unregulated basis. The Company also has ownership interests in 160 natural gas producing wells and gas gathering assets. In addition, the Company owns the Shoshone interstate and the Glacier gathering pipelines located in Montana and Wyoming. The Company’s Montana public utility was originally incorporated in 1909 and is headquartered in Great Falls, Montana.
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Gas Natural Inc. Announces Agreement to Sell $20.0 Million in Senior Secured Notes
November 2, 2010

The Company’s toll-free number is 800-570-5688. The Company’s address is 1 First Avenue South, Great Falls, Montana 59401 and its website is www.ewst.com.
Safe Harbor Regarding Forward-Looking Statements
The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to the Company’s ability to complete the sale of notes to Sun Life on the proposed terms or at all, the Company’s ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company’s continued ability to make dividend payments, the Company’s ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company’s ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information contact:

Gas Natural Inc.	Investor Relations: Kei Advisors LLC
Glenn Hemminger, Director of Finance	Deborah K. Pawlowski, Chairman & CEO
Phone: (440) 974-3770	Phone: (716) 843-3908
Email: gdhemminger@ewst.com	Email: dpawlowski@keiadvisors.com
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